Exhibit 10

TAX ALLOCATION AGREEMENT

by and between

FORTUNE BRANDS, INC.

and

ACCO WORLD CORPORATION

August 16, 2005

i

Section 6.09	Captions; Currency	28
Section 6.10	Severability	28
Section 6.11	Parties in Interest	29
Section 6.12	Schedules	29
Section 6.13	Waivers; Remedies	29
Section 6.14	Counterparts	29
Section 6.15	Performance	29
Section 6.16	Interpretation	29

SCHEDULE 3.02(b)	ACCO TAX ACT

SCHEDULE 3.02(c)	ACCO TAX REPRESENTATION LETTER

SCHEDULE 3.02(d)	FORTUNE TAX REPRESENTATION LETTER

SCHEDULE 4.04(b)	CERTAIN DIVIDENDS

ii

TAX ALLOCATION AGREEMENT

TAX ALLOCATION AGREEMENT (this “Agreement”) dated as of August 16, 2005, by and between FORTUNE BRANDS, INC., a Delaware corporation (“Fortune”), and ACCO WORLD CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Fortune (“ACCO”).

WHEREAS, Fortune and ACCO have entered into a distribution agreement (the “Distribution Agreement”), pursuant to which all of the issued and outstanding shares of common stock, par value $1.00 per share, of ACCO (the “ACCO Common Stock”) will be distributed on a pro rata basis to Fortune’s stockholders as provided in the Distribution Agreement (the “Distribution”);

WHEREAS, the Boards of Directors of Fortune, ACCO, GENERAL BINDING CORPORATION, a Delaware corporation (“GBC”) and GEMINI ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of ACCO (“Acquisition Sub”) have approved an agreement and plan of merger (the “Merger Agreement”) pursuant to which Acquisition Sub and GBC will enter into a merger transaction in order to advance the long-term strategic business interests of Fortune, ACCO, GBC and Acquisition Sub;

WHEREAS, the Boards of Directors of Fortune, ACCO, GBC and Acquisition Sub have determined to consummate such merger transaction by means of a business combination transaction in which, immediately following the Distribution Acquisition Sub will merge with and into GBC (the “Merger”), with GBC being the surviving corporation;

WHEREAS, the parties to this Agreement intend that the Distribution qualify under Section 355 of the Code (as defined herein) as a spin-off, that the Merger qualify under Section 368 of the Code as a reorganization and that the Merger Agreement shall constitute a “plan or reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, Fortune and ACCO wish to provide for and agree upon the allocation between the Fortune Tax Group (as defined herein) and the ACCO Tax Group (as defined herein) of all responsibilities, liabilities and benefits relating to or affecting Taxes (as defined herein) paid or payable by either of them for all taxable periods, whether beginning before, on or after the Distribution Date (as defined herein).

NOW, THEREFORE, in consideration of the premises and of the respective agreements contained in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Any capitalized term not otherwise defined in this Agreement shall have the meaning ascribed to it in the Distribution Agreement.

“Actually Realized” shall mean, for purposes of determining the timing of any Taxes (or related Tax cost or benefit) relating to any payment, transaction, occurrence or event, the time at which the amount of Taxes (including estimated Taxes) payable by any person is increased above or reduced below, as the case may be, the amount of Taxes that such person would be required to pay but for the payment, transaction, occurrence or event.

“ACCO” shall have the meaning ascribed thereto in the preamble.

“ACCO Foreign NOLs” shall have the meaning set forth in Section 4.03(a).

“ACCO Group Employees and Former Employees” shall mean individuals (i) who are employees of any member of the ACCO Tax Group on the date of the event giving rise to a deduction in respect of any Stock Options held by such individuals or (ii) who were employees of any member of the ACCO Tax Group and were not thereafter employees of any member of the Fortune Tax Group.

“ACCO Post-Distribution Tax Act” shall have the meaning set forth in Section 3.01(a).

“ACCO Tax Act” shall have the meaning set forth in Section 3.02(b).

“ACCO Tax Group” shall mean (i) ACCO and (ii) any corporation or other legal entity which ACCO directly or indirectly (a) owns immediately after the Distribution, or (b) owned prior to the Distribution but did not own at the time of the Distribution, but only if such entity was disposed of directly or indirectly by ACCO to an entity other than a member of the Fortune Tax Group.

“ACCO Tax Representation Letter” shall mean the letter delivered by ACCO to Fortune on the Distribution Date, substantially in the form set forth in Schedule 3.02(c) attached hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation.

“Compensation Payments” shall mean all compensation payments made by or at the direction of Fortune to employees of the ACCO Tax Group which are paid or accrued under the ACCO Senior Management Incentive Plan or the Day-Timers Special Incentive Plan.

“Distribution” shall mean the distribution of the ACCO Common Stock on a pro rata basis to holders of Fortune Common Stock on the Distribution Date pursuant to the Distribution Agreement.

“Distribution Agreement” shall have the meaning ascribed thereto in the preamble.

“Distribution Date” shall mean the date on which the Distribution occurs (or, if different, the date on which the Distribution is deemed to occur for U.S. federal Income Tax purposes). For purposes of this Agreement, the Distribution shall be deemed effective as of the end of the day on the Distribution Date.

“Distribution Taxes” shall mean any Taxes resulting from (a) the failure of the Distribution to qualify as a spin-off under Section 355 of the Code or (b) the failure of the Distribution to qualify as tax-free to Fortune or any member of the Fortune Tax Group under Section 355(c) of the Code.

“Expenses” shall mean any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“Foreign Income Tax” shall mean any Income Tax other than a U.S. federal, state or local Income Tax.

“Foreign Income Tax Returns” shall mean any Income Tax Return which is not a U.S. federal, state or local Income Tax Return.

“Fortune” shall have the meaning ascribed thereto in the preamble.

“Fortune Board” shall mean the Board of Directors of Fortune or a duly authorized committee thereof.

“Fortune Common Stock” shall mean the Common Stock, par value of $3.125 per share, of Fortune.

“Fortune Common Stock Options” shall mean options to acquire Fortune Common Stock.

“Fortune Credited Cash” shall have the meaning ascribed thereto in the Distribution Agreement.

“Fortune Foreign NOLs” shall have the meaning set forth in Section 4.03(b).

“Fortune Tax Group” shall mean (i) Fortune, (ii) any corporation or other legal entity which Fortune directly or indirectly owns on the Distribution Date at any time after the Distribution, and (iii) any other corporation or other legal entity which Fortune directly or indirectly owned at any time prior to the Distribution Date other than a member of the ACCO Tax Group.

“Fortune Tax Representation Letter” shall mean the letter delivered by Fortune to ACCO on the Distribution Date, substantially in the form set forth in Schedule 3.02(d) attached hereto.

“Fortune/ACCO Tax Group” shall mean any corporation or other legal entity which is a member of the Fortune Tax Group or the ACCO Tax Group but only with respect to taxable periods (or portions thereof) ending on or before the Distribution Date.

“GBC” shall have the meaning ascribed thereto in the preamble.

“Income Tax” shall mean (a) any Tax based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum Tax and any Tax on items of Tax preference, but not including sales, use, real or personal property, gross or net receipts, transfer or similar Taxes) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i) above, or (b) any U.S. state or local franchise Tax; including in the case of each of (a) and (b) any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Tax Authority.

“Income Tax Benefit” shall mean for any taxable period the excess of (i) the hypothetical Income Tax liability of the taxpayer for the taxable period calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged, over (ii) the actual Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be (treating an Income Tax refund or credit as a negative Income Tax liability for purposes of such calculation).

“Income Tax Detriment” shall mean for any taxable period the excess of (i) the actual Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be, over (ii) the hypothetical Income Tax liability of the taxpayer for the taxable period, calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged (treating an Income Tax refund or credit as a negative Income Tax liability for purposes of such calculation).

“Income Tax Return” shall mean any Tax Return that relates to Income Taxes.

“Indemnitee” shall have the meaning set forth in Section 3.03.

“Indemnitor” shall have the meaning set forth in Section 3.03.

“Indemnity Issue” shall have the meaning set forth in Section 3.03.

“IRS” shall mean the Internal Revenue Service.

“Losses” shall mean any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

“Non-Income Tax” shall mean any Tax other than an Income Tax.

“Person” shall mean any individual, partnership, joint venture, corporation, limited liability entity, trust, unincorporated organization or other entity (including a governmental entity).

“Post-Distribution Taxable Period” shall mean a taxable period beginning after the Distribution Date.

“Post-Tax Indemnification Period” shall mean any Post-Distribution Taxable Period and that portion of any Straddle Period that begins on the day after the Distribution Date.

“Pre-Distribution Taxable Period” shall mean a taxable period ending on or before the Distribution Date.

“Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Reverse Timing Difference” shall mean an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for any taxable period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer or a related taxpayer for the same or a subsequent taxable period.

“Stock Options” shall mean ACCO Common Stock Options or Fortune Common Stock Options.

“Straddle Period” shall mean a taxable period that includes but does not end on the Distribution Date.

“Tax” and “Taxes” shall mean all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, shall include net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any governmental entity or political subdivision thereof, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by any Tax Authority.

“Tax Authority” shall mean, with respect to any Tax, any governmental entity, quasi-governmental body or political subdivision thereof that imposes such Tax and the agency (if any) charged with the determination or collection of such Tax for such entity, body or subdivision.

“Tax Group” shall mean the Fortune Tax Group or the ACCO Tax Group, as the case may be.

“Tax Indemnification Period” shall mean any Pre-Distribution Taxable Period and that portion of any Straddle Period that ends on the Distribution Date.

“Tax Return” shall mean any return, filing, questionnaire, information return, election or other document required or permitted to be filed, including requests for extensions of time, filings made with respect to estimated tax payments, claims for refund and amended returns that may be filed, for any period with any Tax Authority (whether domestic or foreign) in connection with any Tax (whether or not a payment is required to be made with respect to such filing).

“Timing Difference” shall mean a decrease in income, gain or recapture, or an increase in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for any taxable period coupled with a decrease in deduction, loss or credit, or an increase in income, gain or recapture, of the taxpayer or a related taxpayer for the same or a subsequent taxable period.

“Transaction Agreements” shall have the meaning ascribed thereto in the Distribution Agreement.

“Transfer Taxes” shall mean any sales Taxes, use Taxes, real property transfer or gains Taxes, asset transfer documentary stamp Taxes or similar Taxes. For the avoidance of doubt, Transfer Taxes shall not include any Income Taxes.

Section 1.02 Schedules, etc. References to a “Schedule” are, unless otherwise specified, to a Schedule attached to this Agreement; references to “Section” or “Article” are, unless otherwise specified, to one of the Sections or Articles of this Agreement; references to “sub-section” are, unless the context otherwise requires, references to the section in which the reference appears; and references to this Agreement include the Schedules.

ARTICLE II

FILING OF TAX RETURNS; PAYMENT OF TAXES; REFUNDS

Section 2.01 Preparation of Tax Returns.

(a) Fortune shall prepare and file or cause to be prepared and filed all Tax Returns (including amendments thereto) which are required to be filed in respect of (A) a member of the ACCO Tax Group for any Pre-Distribution Taxable Period or Straddle Period in which such ACCO Tax Group member is required to file a consolidated, combined or unitary Tax Return with a member of the Fortune Tax Group or (B) a member of the Fortune Tax Group for any taxable period.

(b) ACCO shall prepare and file or cause to be prepared and filed all Tax Returns (including amendments thereto) which are required to be filed in respect of (A) a member of the ACCO Tax Group for any Pre-Distribution Taxable Period or Straddle Period in which such ACCO Tax Group member is not required to file a consolidated, combined or unitary Tax Return with a member of the Fortune Tax Group and (B) a member of the ACCO Tax Group for Post-Distribution Taxable Periods.

(c) Unless Fortune and ACCO otherwise agree in writing, all Tax Returns (including amendments thereto) described in this Section 2.01 filed after the date of this Agreement for Pre-Distribution Taxable Periods or Straddle Periods, in the absence of a controlling change in law or circumstances, shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar matters have been filed.

(d) The Fortune Tax Group and the ACCO Tax Group will be included in the consolidated federal Income Tax Returns of the Fortune Tax Group for the calendar year 2004 and the portion of the calendar year 2005 ending on the Distribution Date. If the Distribution occurs, ACCO shall provide complete packages of information and such other information as Fortune may reasonably request, to enable Fortune to include the ACCO Tax Group in such consolidated federal Income Tax Returns (to the extent information was not previously provided to Fortune). Such information packages shall be prepared in accordance with instructions and procedures furnished by Fortune. In the case of the 2004 consolidated federal Income Tax Return, such information package was furnished by Fortune on or about May 1, 2005 and the responses to such information package shall be delivered to Fortune not later than August 1, 2005 (unless otherwise agreed by the parties hereto). In the case of the 2005 consolidated federal Income Tax Return, such information package shall be furnished by Fortune not later than one month after the Distribution Date (unless otherwise agreed by the parties hereto) and the responses to such information package shall be delivered to Fortune not later than three months after receipt of such information package (unless otherwise agreed by the parties hereto). Promptly after completion thereof, Fortune shall furnish to ACCO a copy of the pro forma separate federal Income Tax Returns of the ACCO Tax Group, or similar data, used in the preparation and filing of the consolidated federal Income Tax Returns of the Fortune Tax Group for the 2004 and 2005 tax periods, as the case may be. In the case of the 2004 and 2005 combined Illinois and Kentucky Income Tax Returns, ACCO shall provide pro forma separate Illinois and Kentucky Income Tax Returns of the ACCO Tax Group to Fortune on the same dates as it provides responses to the corresponding federal Income Tax Return information packages.

(e) At least twenty (20) days prior to the due date (or filing date in the case of an amended Tax Return) for filing any Tax Return which Fortune is responsible for filing under Section 2.01(a) and, upon the request of Fortune, at least twenty (20) days prior to the due date (or filing date in the case of any amended Tax Return) for filing any Tax Return for which ACCO is responsible for filing under Section 2.01(a), the party responsible under this Section 2.01 for preparation of a particular Tax Return for Pre-Distribution Taxable Periods or Straddle Periods shall make available a draft of such Tax Return (or relevant portions thereof) for review and comment by such non-responsible party. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation.

Section 2.02 Payment of Income Taxes.

Except as otherwise provided in this Agreement:

(a) Fortune shall pay or cause to be paid, on a timely basis, all Income Taxes shown as due on Income Tax Returns for (A) any member of the ACCO Tax Group for any Pre-Distribution Taxable Period or Straddle Period in which such ACCO Tax Group member is required to file a consolidated, combined or unitary Income Tax Return with a member of the Fortune Tax Group and (B) any member of the Fortune Tax Group for any taxable period; provided, however, that ACCO, on behalf of the ACCO Tax Group, hereby assumes and agrees to pay directly to or at the direction of Fortune, at times consistent with past practice, the portion of such Income Taxes shown as due on such Income Tax Returns for any 2005 Pre-Distribution Taxable Period or Straddle Period which relates to a member of the ACCO Tax Group or its business, assets or activities determined in accordance with Section 2.04. After the date of this Agreement, Fortune will provide a written notice to ACCO of the ACCO Tax Group’s unpaid share of any consolidated, combined or unitary Income Tax liability for 2005 after taking into account all estimated Income Tax payments received by Fortune from ACCO. Such written notice shall include such computations and descriptions as may be necessary to identify and support the basis for the determination of the amount requested in the notice. ACCO shall pay any such amount to Fortune within ten days of ACCO’s receipt of such written notice; provided however, that ACCO shall have the right to dispute the amount and/or method of determining the amount requested in the notice, and, to the extent of the amount disputed, ACCO shall pay any disputed amount (as it may be revised pursuant to the resolution of any dispute) to Fortune within the later of (i) ten days of ACCO’s receipt of such written notice and (ii) ten days of ACCO’s receipt of such written notice as revised pursuant to the resolution of any dispute.

(b) ACCO shall pay or cause to be paid, on a timely basis, all U.S. state and local and all foreign Income Taxes shown as due on Income Tax Returns for (A) any member of the ACCO Tax Group for any Pre-Distribution Taxable Period or Straddle Period in which such ACCO Tax Group member is not required to file a consolidated, combined or unitary Tax Return with a member of the Fortune Tax Group and (B) any member of the ACCO Tax Group for any Post-Distribution Taxable Period.

(c) Notwithstanding any other provision of this Agreement, all Transfer Taxes incurred in connection with the Distribution and/or the Merger shall be paid by the ACCO Tax Group.

(d) Prior to the determination under the Distribution Agreement of the Fortune Credited Cash, a payment has been made by ACCO to Fortune (by means of an adjustment to intercompany accounts) in respect of U.S. federal, state and local consolidated, combined and unitary Income Taxes due on or about March 15, 2005 from ACCO to Fortune in respect of the 2004 tax year and for the period through March 15, 2005 in respect of the 2005 tax year based on a good faith estimate by Fortune and ACCO of such Taxes. It is intended that the Fortune Credited Cash shall reflect a reduction for such amount of U.S. federal, state and local consolidated, combined and unitary Income Taxes so paid. Notwithstanding any other provision of this Agreement, or any other Transaction Agreement, in the event that the computation of Fortune Credited Cash does not reflect a reduction for such payment, Fortune (and not ACCO) shall be liable for such amount of Income Taxes.

Section 2.03 Tax Refunds and Carrybacks.

(a) Retention and Payment of Tax Refunds. Except as otherwise provided in this Agreement, Fortune shall be entitled to retain, and to receive within ten days after Actually Realized by the ACCO Tax Group, the portion of all refunds or credits of Taxes for which the Fortune Tax Group is liable pursuant to Section 2.02 or Section 3.01(a), and ACCO shall be entitled to retain, and to receive within ten days after Actually Realized by the Fortune Tax Group, the portion of all refunds or credits of Taxes for which the ACCO Tax Group is liable pursuant to Section 2.02 or Section 3.01(b). For the avoidance of doubt, the Fortune Tax Group (and not the ACCO Tax Group) shall be deemed the party liable for (and therefore entitled to the refund or credit of) all Income Taxes paid by the ACCO Tax Group on or before March 15, 2005. Notwithstanding the foregoing and subject to Sections 3.04 and 4.03, the ACCO Tax Group shall be entitled to retain, and to receive within ten days after Actually Realized by the Fortune Tax Group, the portion of all refunds or credits of Taxes attributable to ACCO Foreign NOLs (as defined in Section 4.03(a)). The amount of any refund or credit of Taxes to which Fortune or ACCO is entitled to retain or receive pursuant to the foregoing sentence shall be reduced to take account of any Taxes incurred by the ACCO Tax Group, in the case of a refund or credit to which Fortune is entitled, or the Fortune Tax Group, in the case of a refund or credit to which ACCO is entitled, upon the receipt of such refund or credit.

(b) Carrybacks. Unless the parties otherwise agree in writing, ACCO shall elect and shall cause each member of the ACCO Tax Group to elect, where permitted by law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the Distribution Date that could, in the absence of such election, be carried back to a Pre-Distribution Taxable Period. Except as otherwise provided in this Agreement, notwithstanding the provisions of Section 2.03(a), (i) any refund or credit of Taxes resulting from the carryback of any item of loss, deduction or credit attributable to the ACCO Tax Group arising in a Post-Tax Indemnification Period to a Tax Indemnification Period shall be for the account and benefit of the ACCO Tax Group, and (ii) any refund or credit of Taxes resulting from the carryback of any item of loss, deduction or credit attributable to the Fortune Tax Group arising in a Post-Tax Indemnification Period to a Tax Indemnification Period shall be for the account and benefit of the Fortune Tax Group.

(c) Refund Claims. Fortune shall be permitted to file at Fortune’s sole expense, and ACCO shall reasonably cooperate with Fortune in connection with, any claims for refund of Taxes to which Fortune is entitled pursuant to this Section 2.03 or any other provision of this Agreement. Fortune shall reimburse ACCO for any reasonable out-of-pocket costs and expenses incurred by any member of the ACCO Tax Group in connection with such cooperation. ACCO shall be permitted to file at ACCO’s sole expense, and Fortune shall reasonably cooperate with ACCO in connection with, any claims for refunds of Taxes to which ACCO is entitled pursuant to this Section 2.03 or any other provision of this Agreement.

ACCO shall reimburse Fortune for any reasonable out-of-pocket costs and expenses incurred by any member of the Fortune Tax Group in connection with such cooperation.

Section 2.04 Straddle Period Taxes. It is anticipated that, in the case of any member of the ACCO Tax Group which files a consolidated, combined or unitary Income Tax Return with a member of the Fortune Tax Group during all or a portion of 2005, (i) the relevant taxable year of such ACCO Tax Group member beginning on January 1, 2005 will end on the Distribution Date, and items of income, gain, loss, deduction and credit with respect to such short taxable year shall be included in the Fortune Tax Group consolidated, combined or unitary Income Tax Return for 2005 and (ii) items of income, gain, loss, deduction and credit with respect to the short taxable year of such ACCO Tax Group member beginning on the day after the Distribution Date will not be included in any Fortune Tax Group Income Tax Return. Accordingly, it is not anticipated that any Straddle Period will exist with respect to a consolidated, combined or unitary Income Tax Return. If a Straddle Period exists and all or a portion of such Straddle Period is included in a consolidated, combined or unitary Income Tax Return of the Fortune Tax Group, the Taxes of any member of the ACCO Tax Group or its business, assets or activities for that portion of any Straddle Period ending on the Distribution Date shall be computed on a “closing-of-the-books” basis as if such taxable period ended as of the close of business on the Distribution Date, and the Taxes of any member of the ACCO Tax Group or its business, assets or activities for that portion of any Straddle Period beginning after the Distribution Date shall be computed on a “closing-of-the-books” basis as if such taxable period began on the day after the Distribution Date. The Taxes of the Fortune Tax Group and the ACCO Tax Group with respect to any Tax Return for a Pre-Distribution Period or a Straddle Period which includes a member of each of the Fortune Tax Group and the ACCO Tax Group or their respective businesses, assets or activities shall be allocated between the Fortune Tax Group, on the one hand, and the ACCO Tax Group, on the other hand, determined in a manner analogous to that set forth in Treasury Regulation Section 1.1552-1(a)(2).

Section 2.05 Tax Audit Adjustments

(a) U.S. Federal Consolidated Income Tax Audit Adjustments. In the event of a U.S. federal Income Tax audit proceeding affecting U.S. federal Income Taxes due from a member of the ACCO Tax Group for any Pre-Distribution Taxable Period, Fortune shall be responsible for payment of any additional U.S. federal Income Taxes determined to be due as a result of such Tax audit proceeding (by settlement or otherwise) for any such period.

(b) State, Local and Foreign Income Tax Audit Adjustments. In the event of a Tax audit proceeding affecting state, local or foreign Income Taxes due from a member of the ACCO Tax Group for any Pre-Distribution Taxable Period or the portion of any Straddle Period ending on the Distribution Date, Fortune shall be responsible for payment of any net additional state, local or foreign Income Taxes determined to be due for such periods as a result of such Tax audit proceeding (by settlement or otherwise) to the extent the total of such net additional Taxes due for all such Tax audit proceedings exceed $1 million, but only to the extent of such excess. For the avoidance of doubt, ACCO shall be responsible for payment of any net additional state, local or foreign Income Taxes determined to be due as a result of any such Tax audit proceeding to the extent the total of such net additional Taxes due for all such Tax audit proceedings equals $1 million or less, and ACCO shall pay any such net additional Taxes up to and including $1 million. In determining whether the amount of net additional Taxes due for all such Tax audit proceedings equals $1 million or less, the amount of any increases in such state, local or foreign Income Taxes due shall be decreased by the amount of any reduction in U.S. federal, state, local or foreign Income Taxes for any Tax period attributable to such Tax audit proceedings.

ARTICLE III

TAX INDEMNIFICATION; TAX CONTESTS

Section 3.01 Indemnification.

(a) Fortune Indemnification. Subject to Section 3.02, Fortune shall indemnify, defend and hold harmless each member of the ACCO Tax Group and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all Losses and Expenses arising as a result of or in connection with:

(i) all Taxes of the Fortune Tax Group;

(ii) all Taxes for which Fortune is liable pursuant to Section 2.02, 2.05 or 3.02;

(iii) all liability as a result of Treasury Regulation Section 1.1502-6 or any comparable U.S. state, local or foreign provision for Income Taxes of any person which is or has ever been affiliated with any member of the Fortune Tax Group or with which any member of the Fortune Tax Group joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Income Tax Return for any Tax period ending on or before or including the Distribution Date except to the extent the ACCO Tax Group is liable for such Taxes pursuant to Section 2.05 or 3.02;

(iv) all Taxes and all liability for any Tax period (whether beginning before, on or after the Distribution Date) attributable to the breach by any member of the Fortune Tax Group of any representation, warranty, covenant or obligation under this Agreement;

(v) all Taxes imposed in connection with the transactions contemplated by the Distribution Agreement or other Transaction Agreements, in each case undertaken to carry out the Distribution; and

(vi) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

Notwithstanding the foregoing, Fortune shall not indemnify, defend or hold harmless any member of the ACCO Tax Group nor any of their respective Representatives or heirs, executors, successors and assigns of any of them from any liability for Taxes (other than with respect to Distribution Taxes) attributable to (I) any Transfer Taxes incurred in connection with the Distribution and/or the Merger (which shall be paid by the ACCO Tax Group) or (II) any ACCO Post-Distribution Tax Act. An “ACCO Post-Distribution Tax Act” shall mean any action taken by any member of the ACCO Tax Group that is not contemplated by this Agreement, the Merger Agreement or any other Transaction Agreement (x) after the Distribution or (y) that occurs after March 15, 2005 and is a restructuring transaction.

(b) ACCO Indemnification. Subject to Section 3.02, ACCO shall be liable for, and shall indemnify, defend and hold harmless each member of the Fortune Tax Group and each of the respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all Losses and Expenses arising as a result of or in connection with:

(i) all Taxes of any member of the ACCO Tax Group for any Post-Distribution Taxable Period;

(ii) all Taxes for which ACCO is liable pursuant to Sections 2.02, 2.05 or 3.02;

(iii) all Taxes and all liability for any Tax period (whether beginning before, on or after the Distribution Date) attributable to the breach by any member of the ACCO Tax Group of any representation, warranty, covenant or obligation under this Agreement;

(iv) all Non-Income Taxes of any member of the ACCO Tax Group (whether attributable to any Tax period beginning before, on or after the Distribution Date);

(v) all Taxes attributable to an ACCO Post-Distribution Tax Act; and

(vi) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

Section 3.02 Distribution Taxes.

(a) Except as otherwise provided in this Section 3.02, Fortune agrees to indemnify, defend and hold harmless each member of the ACCO Tax Group and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing from and against any Distribution Taxes. For purposes of this Agreement, in determining the amount of any such Distribution Taxes, any net operating losses of any member of the ACCO Tax Group which would otherwise have been taken into account in determining the amount of such liability shall be ignored.

(b) ACCO agrees to indemnify, defend and hold harmless each member of the Fortune Tax Group and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing from and against any Distribution Taxes resulting from any ACCO Tax Act. For purposes of this Agreement, in determining the amount of any such Taxes resulting from an ACCO Tax Act for which ACCO shall be liable, any net operating losses of any member of the Fortune Tax Group which would otherwise be taken into account in determining the amount of such liability shall be ignored. An “ACCO Tax Act” shall be as specified on Schedule 3.02(b) attached hereto.

(c) ACCO shall, and shall cause each member of the ACCO Tax Group to, comply with and take no action inconsistent with the ACCO Tax Representation Letter, unless, pursuant to a favorable ruling letter obtained from the IRS which is satisfactory to Fortune or the advice of nationally recognized Tax counsel to Fortune, which advice shall be reasonably satisfactory to Fortune, such act or omission would not adversely affect the U.S. federal Income Tax consequences of the Distribution to Fortune or the shareowners of Fortune. Notwithstanding Section 3.01(b)(iii), the parties intend that the sole remedy for breach of the covenants contained in this Section 3.02(c) resulting in the imposition of any Distribution Taxes shall be as set forth in Section 3.02(b).

(d) Fortune shall, and shall cause each member of the Fortune Tax Group to, comply with and take no action inconsistent with the Fortune Tax Representation Letter, unless, pursuant to a favorable ruling letter obtained from the IRS which is satisfactory to ACCO or the advice of nationally recognized Tax counsel to ACCO, which advice shall be reasonably satisfactory to ACCO, such act or omission would not adversely affect the U.S. federal Income Tax consequences of the Distribution to Fortune or the shareowners of Fortune. Notwithstanding Section 3.01(a)(iv), the parties intend that the sole remedy for breach of the covenants contained in this Section 3.02(d) resulting in the imposition of any Distribution Taxes shall be as set forth in Section 3.02(a).

(e) Notwithstanding the foregoing, an ACCO Tax Act shall not include any transaction or action specifically disclosed or specifically described in any of the Transaction Agreements or the Merger Agreement or any action taken on or prior to the Distribution Date. An ACCO Tax Act shall not include any action on the part of any member of the Fortune Tax Group.

Section 3.03 Notice of Indemnity. Whenever a party hereto (hereinafter an “Indemnitee”) becomes aware of the existence of an issue raised by any Tax Authority which could reasonably be expected to result in a determination that would increase the liability for any Tax of the other party hereto or any member of its Tax Group for any Tax period or require a payment hereunder by the other party (hereinafter an “Indemnity Issue”), the Indemnitee shall in good faith promptly give notice to such other party (hereinafter the “Indemnitor”) of such Indemnity Issue. The failure of the Indemnitee to give such notice shall not relieve the Indemnitor of its obligations under this Agreement, except to the extent such Indemnitor or a member of its Tax Group is actually prejudiced by such failure to give notice.

Section 3.04 Payments.

(a) Timing Adjustments.

(i) Timing Differences. If a Tax audit proceeding or an amendment of a Tax Return results in a Timing Difference, and such Timing Difference results in a decrease in an indemnity obligation Fortune has or would otherwise have under Section 3.01(a) and/or an increase in the amount of a Tax refund or credit to which Fortune is entitled under Section 2.03 for one taxable period then in each subsequent taxable period in which the ACCO Tax Group Actually Realizes an Income Tax Detriment, Fortune shall pay to ACCO an amount equal to such Income Tax Detriment; provided, however, that the aggregate payments which Fortune shall be required to make under this Section 3.04(a)(i) with respect to any Timing Difference shall not exceed the aggregate amount of the Income Tax Benefits realized by the Fortune Tax Group and the ACCO Tax Group for such initial taxable period as a result of such Timing Difference. Fortune shall make all such payments within ten days after ACCO notifies Fortune that the relevant Income Tax Detriment has been Actually Realized.

(ii) Reverse Timing Differences. If a Tax audit proceeding or an amendment to a Tax Return results in a Reverse Timing Difference, and such Reverse Timing Difference results in an increase in an indemnity payment obligation of Fortune under Section 3.01(a) (or Fortune otherwise bears or has borne such increase in Taxes without reimbursement by ACCO), and/or a decrease in the amount of a Tax refund or credit to which Fortune is or would otherwise be entitled under Section 2.03 for one taxable period, then in each subsequent taxable period in which the ACCO Tax Group Actually Realizes an Income Tax Benefit, ACCO shall pay to Fortune within ten days after ACCO has Actually Realized such Income Tax Benefit an amount equal to such Income Tax Benefit; provided, however, that the aggregate payments which ACCO shall be required to make under this Section 3.04(a)(ii) with respect to Reverse Timing Differences shall not exceed the aggregate amount of the Income Tax Detriments realized by the ACCO Tax Group and the Fortune Tax Group for such initial taxable period as a result of such Reverse Timing Difference.

(iii) Offsetting Liabilities. If a Tax audit proceeding or an amendment to a Tax Return results in an increase in state, local or foreign Income Tax liability that results in an increase in an indemnity payment obligation of Fortune under Section 3.01(a) (or Fortune otherwise bears or has borne such increase in Taxes without reimbursement by ACCO), coupled with a reduction in U.S. federal, state, local or foreign Income Tax liability attributable to such Tax audit proceeding or amendment to a Tax Return for the same taxable year, then to the extent the ACCO Tax Group Actually Realizes an Income Tax Benefit, ACCO shall pay to Fortune within ten days after ACCO has Actually Realized such Income Tax Benefit an amount equal to such Income Tax Benefit; provided, however, that the aggregate payments which ACCO shall be required to make under this Section 3.04(a)(iii) shall not exceed the aggregate amount of the Income Tax Benefit arising in respect of such increase in state, local or foreign Income Tax liability for which Fortune is liable under Section 3.01(a) (or for which Fortune otherwise bears or has borne without reimbursement by ACCO).

(b) Time for Payment. Except as otherwise provided in this Section 3.04(a), any indemnity payment required to be made pursuant to this Agreement shall be paid within thirty days after the indemnified party makes written demand (which written demand shall set forth such computations and descriptions as may be necessary to identify and support the basis for the determination of the indemnity payment amount) upon the indemnifying party, provided that in no event shall such payment be required to be made earlier than five business days prior to the date on which the relevant Taxes (including estimated Taxes) are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant Tax Authority. Notwithstanding any other provision in this Agreement, to simplify the administration of this Agreement, the payment of any amount less than $100,000 required to be made pursuant to this Agreement by one party hereto to another party hereto need not be made to such other party prior to thirty days following the later of (i) the close of the calendar quarter during which such payment obligation arose and (ii) the day during such calendar quarter when the aggregate amount of all such less than $100,000 payment obligations arising during such calendar quarter exceeds $250,000.

(c) Payments Net of Taxes and Tax Benefits. The amount of any payment under this Agreement shall be (i) reduced to take into account any net Tax benefit realized by the recipient’s Tax Group arising from the incurrence or payment by such recipient’s Tax Group of any amount in respect of which such payment is made and (ii) increased to take into account any net Tax cost incurred by the recipient’s Tax Group as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the recipient as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of accrual of any payment hereunder; provided, that the parties hereto acknowledge that the Tax items giving rise to payments hereunder, and the payments hereunder, may affect computations of earnings and profits and stock basis and that no such effects on earnings and profits or stock basis shall be taken into account in computing the amount of any payment due under this Agreement. In determining the amount of any such Tax benefit or Tax cost, (I) if the recipient’s Tax Group’s taxable income for the year, after taking into account tax loss carryovers, is negative or zero, the recipient’s Tax Group shall be deemed not subject to Tax for such purpose, and (II) in all other cases, the recipient’s Tax Group shall be deemed to be subject to Tax as follows: (A) U.S. federal Income Taxes and foreign Income Taxes at the maximum statutory rate then in effect and (B) U.S. state and local Income Taxes at an assumed rate of five percent net of U.S. federal Income Tax benefits. Except as otherwise provided in this Agreement or unless the parties otherwise agree to an alternative method for determining the present value of any such anticipated Tax benefit or Tax cost, any payment hereunder shall initially be made without regard to this section and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the recipient’s Tax Group has Actually Realized such Tax cost or Tax benefit.

(d) Right to Offset. Any party making a payment under this Agreement shall have the right to reduce any such payment by any undisputed amounts owed to it by the other party to this Agreement.

(e) Characterization of Payments. It is the intention of the parties to this Agreement that payments made pursuant to this Agreement are to be treated as relating back to the Distribution as an adjustment to capital (i.e., capital contribution or distribution), and the parties shall not take any position inconsistent with such intention before any Tax Authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

Section 3.05 Tax Contests. The Indemnitor and its representatives, at the Indemnitor’s expense, shall be entitled to participate (a) in all conferences, meetings and proceedings with any Tax Authority, the subject matter of which is or includes an Indemnity Issue and (b) in all appearances before any court, the subject matter of which is or includes an Indemnity Issue. The party who has economic responsibility under this Agreement for the Tax issue that is the subject of the contest (the “Responsible Party”) with respect to which there could be an increase in liability for any Tax or with respect to which a payment could be required hereunder shall have the right to decide as between the parties hereto how such matter is to be dealt with and finally resolved with the appropriate Tax Authority and shall control all audits and similar proceedings, provided, however, that if the amount of any adjustment would have a material impact on the earnings or financial condition of the non-Responsible Party, then that party must consent to any such adjustment. The Responsible Party agrees to cooperate in the settlement of any Indemnity Issue with the other party and to take such other party’s interests into account.

ARTICLE IV

OPTIONS; COMPENSATION PAYMENTS; FOREIGN NET OPERATING

LOSSES; SEPARATE TAX RETURN FOR 2005; INTEREST CHARGE FOR

LATE PAYMENTS

Section 4.01 Stock Options.

(a) Stock Option Adjustments. Fortune Common Stock Options outstanding at the time of the Distribution will be adjusted in accordance with the terms of the Employee Matters Agreement.

(b) Tax Deductions. Notwithstanding anything to the contrary in this Agreement, unless the IRS issues a contrary private letter ruling to Fortune or ACCO, or Fortune and ACCO otherwise agree in writing, (i) the ACCO Tax Group (and not the Fortune Tax Group) shall claim any post-Distribution Date Tax deductions in respect of Fortune Common Stock Options exercised by ACCO Group Employees and Former Employees and ACCO shall pay to Fortune the amount of any Tax benefit in respect of such Tax deductions within ten days after such amount is Actually Realized by ACCO, and (ii) the ACCO Tax Group (and not the Fortune Tax Group) shall claim any post-Distribution Date Tax deductions in respect of ACCO Common Stock Options exercised by ACCO Group Employees and Former Employees.

(c) Notices, Withholding, Reporting. Fortune shall promptly notify ACCO of any post-Distribution Date event giving rise to income to any ACCO Group Employees and Former Employees in connection with Fortune Common Stock Options and, if required by law, ACCO shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. Fortune shall within ten days of demand thereof reimburse ACCO for all reasonable out-of-pocket expenses incurred in connection with the Fortune Common Stock Options, including with respect to incremental Tax reporting obligations and any incremental employment Tax obligations; provided that ACCO shall use reasonable efforts to collect any such amounts required to be paid by ACCO Group Employees and Former Employees from such ACCO Group Employees and Former Employees.

(d) Tax Audit Adjustments. Notwithstanding the provisions of Section 4.01(b), in the event a Tax audit proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.05, (i) that all or a portion of the post-Distribution Date Tax deductions in respect of Fortune Common Stock Options should have been claimed by the Fortune Tax Group, the Fortune Tax Group shall claim such Tax deductions (by an amended Tax Return or otherwise) and shall repay to ACCO the amount of any payments made by ACCO to Fortune in respect of such deductions pursuant to Section 4.01(b)(i) within ten days after such determination and (ii) that all or a portion of any post-Distribution Date Tax deductions in respect of ACCO Common Stock Options should have been claimed by the Fortune Tax Group, the Fortune Tax Group shall claim such Tax deductions (by an amended Tax Return or otherwise) and shall pay to ACCO the amount of any Tax refund or credit arising in respect of such Tax deductions within ten days after such Tax refund or credit is Actually Realized by the Fortune Tax Group.

Section 4.02 Compensation Payments.

(a) Tax Deductions. Notwithstanding anything to the contrary in this Agreement, unless Fortune and ACCO otherwise agree in writing, the ACCO Tax Group (and not the Fortune Tax Group) shall claim the Post-Distribution Date Tax deductions in respect of Compensation Payments and ACCO shall pay to Fortune the amount of any Tax benefit in respect of such Tax deductions within ten days after such amount is Actually Realized by ACCO.

(b) Notices, Withholding, Reporting. Fortune shall withhold and remit to ACCO applicable Taxes and shall provide ACCO with the information necessary for ACCO to satisfy applicable Tax reporting obligations in connection with the Compensation Payments made to all ACCO Group Employees and Former Employees.

(c) Tax Audit Adjustments. Notwithstanding the provisions of Section 4.02(a), in the event a Tax audit proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.05, that all or a portion of the Tax deductions in respect of Compensation Payments was not available to ACCO, then Fortune shall claim such Tax deductions (by an amended Tax Return or otherwise) and shall pay to ACCO, within ten days after such Tax deduction has been Actually Realized by Fortune, the amount of the resulting Tax benefit.

Section 4.03 Foreign Net Operating Losses.

(a) As of the date of this Agreement, certain foreign members of the ACCO Tax Group will have net operating loss carryforwards determined on a separate return basis (“ACCO Foreign NOLs”). Unless Fortune and ACCO otherwise agree in writing or unless otherwise required by law, the ACCO Tax Group shall apply the ACCO Foreign NOLs solely against income of members of the ACCO Tax Group. If Fortune and ACCO agree in writing or are required by law to apply the ACCO Foreign NOLs against income of members of the Fortune Tax Group, then in the event that the foreign Income Tax liability of any member of the Fortune Tax Group shall be reduced as a result of the use by such Fortune Tax Group member of any ACCO Foreign NOLs, including in connection with the loss relief claims pending against the United Kingdom Government, Fortune shall pay to ACCO the amount of the net foreign Tax cost to the ACCO Tax Group resulting from the reduction in such ACCO Foreign NOLs from such use by a member of the Fortune Tax Group net of any Tax cost to the Fortune Tax Group resulting from such use within ten days after such foreign Tax cost has been Actually Realized by the ACCO Tax Group; provided, however, that (i) the net foreign Tax cost to the ACCO Tax Group will be reduced to the extent of any reduction in foreign Income Tax liability attributable to the use of such ACCO Foreign NOLs in computing the foreign Income Tax liability of the ACCO Tax Group and (ii) ACCO shall repay to Fortune the amount of any such foreign Tax cost paid by Fortune to ACCO to the extent that the ACCO Tax Group shall subsequently incur any reduction in foreign Income Tax liability attributable to the use of such ACCO Foreign NOLs in computing the foreign Income Tax liability of the ACCO Tax Group.

(b) As of the date of this Agreement, certain foreign members of the Fortune Tax Group will have net operating loss carryforwards determined on a separate return basis (“Fortune Foreign NOLs”). Unless Fortune and ACCO otherwise agree in writing or unless otherwise required by law, the Fortune Tax Group shall apply the Fortune Foreign NOLs solely against income of members of the Fortune Tax Group. If Fortune and ACCO agree in writing or are required by law to apply the Fortune Foreign NOLs against income of members of the ACCO Tax Group, then in the event that the foreign Income Tax liability of any member of the ACCO Tax Group shall be reduced as a result of the use by such ACCO Tax Group member of any Fortune Foreign NOLs, including in connection with the loss relief claims pending against the United Kingdom Government, ACCO shall pay to Fortune the amount of the net foreign Tax cost to the Fortune Tax Group resulting from the reduction in such Fortune Foreign NOLs from such use by a member of the ACCO Tax Group net of any Tax cost to the ACCO Tax Group resulting from such use within ten days after such foreign Tax cost has been Actually Realized by the Fortune Tax Group; provided, however, that (i) the net foreign Tax cost to the Fortune Tax Group will be reduced to the extent of any reduction in foreign Income Tax liability attributable to the use of such Fortune Foreign NOLs in computing the foreign Income Tax liability of the Fortune Tax Group and (ii) Fortune shall repay to ACCO the amount of any such foreign Tax cost paid by ACCO to Fortune to the extent that the Fortune Tax Group shall subsequently incur any reduction in foreign Income Tax liability attributable to the use of such Fortune Foreign NOLs in computing the foreign Income Tax liability of the Fortune Tax Group.

Section 4.04 Separate Tax Return Liability for 2005.

(a) Stock Option and Compensation Payment Tax Deductions. Notwithstanding any other provisions of this Agreement, (i) in determining the separate Income Tax liability of the ACCO Tax Group pursuant to Section 2.02(a) for 2005, the ACCO Tax deductions in respect of Fortune Common Stock Options and Compensation Payments shall not be taken into account and (ii) ACCO shall pay to Fortune the amount Actually Realized by a member of the ACCO Tax Group as a result of any Tax benefit in respect of any Tax deductions in respect of any Compensation Payments with respect to any foreign Income Tax Return of a member of the ACCO Tax Group in which such ACCO Tax Group member is not required to file a consolidated, combined or unitary foreign Income Tax Return with a member of the Fortune Tax Group. Any such payment shall be made within ten days after such Tax deduction has been Actually Realized by a member of the ACCO Tax Group.

(b) Taxes Attributable to Certain Foreign Dividends. Notwithstanding anything in this Agreement to the contrary, the Fortune Tax Group shall pay all Taxes of any member of the ACCO Tax Group associated with the payment of any dividend set forth on Schedule 4.04(b), and in determining the separate Income Tax liability of the ACCO Tax Group pursuant to Section 2.02(a) for 2005, any such dividends and the ACCO Tax credits in respect of such dividends shall not be taken into account. For the avoidance of doubt, the Fortune Tax Group’s liability for Taxes pursuant to this Section 4.04(b) shall include Taxes imposed on the ACCO Tax Group as a result of an inclusion in the income of the ACCO Tax Group of an amount of Subpart F income that is attributable to any such dividends, regardless of whether such inclusion occurs in a Pre-Distribution Taxable Period or a Post-Distribution Taxable Period.

Section 4.05 Change in Law. Notwithstanding the agreement with respect to reporting of Tax items and the claiming of the deductions set forth in Article 4 of this Agreement, neither the ACCO Tax Group nor the Fortune Tax Group shall have any obligation to report any such Tax items or claim such deductions as set forth in such Article in the event that either such party determines, based on an opinion of nationally recognized tax counsel, which opinion shall be reasonably satisfactory to the other party, that there is no substantial authority to support reporting such Tax items or claiming such deductions on a Tax Return filed by such party as a result of a change in or amendment to any law or regulation, or any change in the official interpretation thereof, effective or occurring after the date of this Agreement, and such Tax Group provides prompt notice to the other Tax Group of any such determination.

Section 4.06 Interest Charge for Late Payments. Any amount due and owing by one party to the other party pursuant to this Agreement that is not paid when due shall bear interest from the due date thereof until paid at a rate per annum equal to the six month LIBOR rate published in the Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made (calculated based on actual days elapsed in a 365-day year).

ARTICLE V

COOPERATION AND EXCHANGE OF INFORMATION

Section 5.01 Inconsistent Actions. Each party to this Agreement agrees (i) to, and to cause each of the relevant members of its Tax Group to, report the Distribution as a spin-off under Section 355 of the Code and the Merger as a reorganization described in Section 368 of the Code on all Tax Returns and other filings, (ii) to use its best efforts to ensure that the Distribution and the Merger receive such treatment for U.S. federal Income Tax purposes and (iii) that, unless it has obtained the prior written consent of the other party, it (and the members of its Tax Group) shall not take any action inconsistent with, or fail to take any action required by, the Transaction Agreements and the Merger Agreement. For all Post-Distribution Taxable Periods, each party to this Agreement agrees to, and to cause each of the relevant members of its Tax Group to, in the absence of a controlling change in law or circumstances, report on all Tax Returns the tax consequences of the transactions undertaken pursuant to the Transaction Agreements and the Merger Agreement in accordance with the positions taken with respect to such transactions to the extent reported on Tax Returns filed with respect to all Pre-Distribution Taxable Periods and Straddle Periods in respect of such transactions.

Section 5.02 Cooperation and Exchange of Information. Each party hereto agrees to provide, and to cause each member of its Tax Group to provide, such cooperation and information as such other party shall reasonably request, on a timely basis, in connection with the preparation or filing of any Tax Return or claim for Tax refund not inconsistent with this Agreement or in conducting any Tax audit, Tax dispute, or otherwise in respect of Taxes or to carry out the provisions of this Agreement (including any cooperation required to carry out the intentions of the parties as set forth in the preamble), provided, however, that neither party shall be obligated to provide the other party Tax Returns, documentation or other information of a proprietary or confidential nature for purposes of verifying any calculation, and provided further, that in any such case where one party does not provide the other party with Tax Returns, documentation or information because it is proprietary or confidential, both parties shall cooperate in developing mutually acceptable procedures including retaining a mutually agreeable accounting firm to review such Tax Returns, documentation or information for purposes of verifying such calculation. To the extent necessary to carry out the purposes of this Agreement and subject to the other provisions of this Agreement, such cooperation and information shall include without limitation the non-exclusive designation of an officer of Fortune as an officer of ACCO and each of its affiliates for the purpose of signing Tax Returns, cashing refund checks, pursuing refund claims, dealing with Tax Authorities and defending audits as well as promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Tax Authority which relate to the ACCO Tax Group for the Tax Indemnification Period and providing copies of all relevant Tax Returns for the Tax Indemnification Period, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by Tax Authorities, including without limitation, foreign Tax Authorities, and records concerning the ownership and Tax basis of property, which either party may possess. Subject to the rights of the ACCO Tax Group under the other provisions of this Agreement, such officer shall have the authority to execute powers of attorney (including Form 2848) on behalf of each member of the ACCO Tax Group with respect to Tax Returns for the Tax Indemnification Period. Each party to this Agreement shall make, or shall cause its affiliates to make, its employees and facilities available on a mutually convenient basis to provide an explanation of any documents or information provided hereunder.

Section 5.03 Tax Records.

(a) Fortune and ACCO agree to (and to cause each member of their respective Tax Group to) (i) retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder relating thereto existing on the date hereof or created through the Distribution Date, for a period of at least ten years following the Distribution Date and (ii) allow the party to this Agreement, at times and dates reasonably acceptable to the retaining party, to inspect, review and make copies of such records, as Fortune and ACCO may reasonably deem necessary or appropriate from time to time. In addition, after the expiration of such ten-year period, such Tax Returns, related schedules and workpapers, and material records shall not be destroyed or otherwise disposed of at any time, unless, prior to such destruction or disposal, (A) the party proposing to destroy or otherwise dispose of such records shall provide no less than 30 days’ prior written notice to the other party, specifying in reasonable detail the records proposed to be destroyed or disposed of and (B) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the records proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such requested records at the expense of the party requesting such records.

(b) Notwithstanding anything in this Agreement to the contrary, if any party fails to comply with the requirements of Section 5.03(a) hereof, the party failing so to comply shall be liable for, and shall hold the other party, harmless from, any Taxes (including without limitation, penalties for failure to comply with the record retention requirements of the Code) and other costs resulting from such party’s failure to comply.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Entire Agreement; Construction. This Agreement, the Distribution Agreement, all other Ancillary Agreements and the Merger Agreement, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict relating to Taxes between the provisions of this Agreement and the provisions of the Distribution Agreement, any other Ancillary Agreement or the Merger Agreement, the provisions of this Agreement will control.

Section 6.02 Effectiveness. All covenants and agreements of the parties contained in this Agreement shall be subject to and conditioned upon the Distribution becoming effective.

Section 6.03 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement will remain in full force and effect and survive the Time of Distribution.

Section 6.04 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

Section 6.05 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) upon confirmation of receipt if delivered by telecopy or telefacsimile, (iii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iv) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	If to Fortune to

Fortune Brands, Inc.

300 Tower Parkway

Lincolnshire, Illinois 60069

Fax: (847) 484-4490

Attention:   Mark A. Roche, Esq.

with a copy to

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, New York 10112

Fax: (212) 541-5369

Attention:   Edward P. Smith, Esq.

            A. Robert Colby, Esq.

(b)	If to ACCO to

ACCO World Corporation

300 Tower Parkway

Lincolnshire, Illinois 60069

Fax: (847) 484-4495

Attention:   Elizabeth Boos

            Steven Rubin, Esq.

Section 6.06 Consent to Jurisdiction. Each of Fortune and ACCO irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of Fortune and ACCO hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Fortune and ACCO hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 6.07 Amendments. This Agreement cannot be amended, modified or supplemented except by a written agreement executed by Fortune and ACCO.

Section 6.08 Assignment. Neither party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party in its sole and absolute discretion. Any conveyance, assignment or transfer requiring the prior written consent of the other party pursuant to this Section 6.08 which is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

Section 6.09 Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean U.S. dollars.

Section 6.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 6.11 Parties in Interest. Except for the provisions of Article III relating to Tax Indemnification, this Agreement is solely for the benefit of the parties hereto and the respective members of their Tax Group, and their respective successors and permitted assigns and should not be deemed to confer upon third parties (including any employee of Fortune or ACCO or of any Fortune or ACCO subsidiary) any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 6.12 Schedules. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

Section 6.13 Waivers; Remedies. Any agreement on the part of a party hereto to any waiver of any provision of this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

Section 6.14 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Section 6.15 Performance. Each party hereto will cause to be performed, and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any subsidiary or any member of such party’s Tax Group.

Section 6.16 Interpretation. Any reference to any Federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof “, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first hereinabove written.

FORTUNE BRANDS, INC.

By:	/s/ Mark A. Roche
Name:	Mark A. Roche
Title:	Senior Vice President, General Counsel and Secretary

ACCO WORLD CORPORATION

By:	/s/ Neal V. Fenwick
Name:	Neal V. Fenwick
Title:	Executive Vice President—Finance and Administration

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